SCHEDULE I
To the Shareholder Servicing Plan dated June 5, 1995 of The Victory Portfolios

1.    Balanced Fund, Class A Shares
2.    Convertible Securities Fund, Class A Shares
3.    Diversified Stock Fund, Class A and B Shares
4.    Established Value Fund, Class A Shares
5.    Federal Money Market Fund, Select Shares
6.    Financial Reserves Fund, Class A Shares
7.    Fund for Income, Class A Shares
8.    Gradison Government Reserves Fund, Class G Shares
9.    Growth Fund, Class A Shares
10.   Institutional Money Market Fund, Select Shares
11.   Intermediate Income Fund, Class A Shares
12.   International Growth Fund, Class A Shares
13.   LifeChoice Conservative Investor Fund, Class A Shares*
14.   LifeChoice Growth Investor Fund, Class A Shares*
15.   LifeChoice Moderate Investor Fund, Class A Shares*
16.   Nasdaq-100 Index Fund, Class G Shares
17.   National Municipal Bond Fund, Class A Shares
18.   New York Tax-Free Fund, Class A Shares
19.   Ohio Municipal Bond Fund, Class A Shares
20.   Ohio Municipal Money Market Fund, Class A Shares
21.   Prime Obligations Fund, Class A Shares
22.   Real Estate Investment Fund, Class A Shares
23.   Small Company Opportunity Fund, Class A Shares
24.   Special Value Fund, Class A Shares
25.   Stock Index Fund, Class G Shares
26.   Tax-Free Money Market Fund, Class A Shares
27.   Value Fund, Class A Shares

Amended as of May 23, 2001

*  Although these Funds have been approved for the Plan, no fees are taken.